Exhibit 21
                          CNF INC.
           SIGNIFICANT SUBSIDIARIES OF THE COMPANY
                      December 31, 2001


 The Company and its significant subsidiaries were:

                                                              State or
                                             Percent of       Province or
                                             Stock Owned      Country of
Parent and Significant Subsidiaries          by Company       Incorporation


CNF Inc.                                                        Delaware


Significant Subsidiaries of CNF Inc:

  Con-Way Transportation Services, Inc.        100              Delaware

  Emery Air Freight Corporation                100              Delaware

  Emery Worldwide Airlines, Inc.               100              Nevada

  Menlo Logistics, Inc.                        100              California

  Road Systems, Inc.                           100              California